UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______)*


                               Malaysia Fund, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)



                                    560905101
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 7 Pages

-------------------------                           ---------------------------
|CUSIP NO. 560905101    |           13G            |   Page  2   of  7  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 760,319 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 760,319 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 760,319 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        | 7.8%                                                                |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 560905101    |           13G            |   Page  3   of  7  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 21,500 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | --                                       |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 21,500 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | --                                       |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 21,500 shares                                                       |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        | 0.2%                                                                |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------


Item 1(a)      Name of Issuer:
                       Malaysia Fund, Inc.

        1(b)   Address of Issuer's Principal Executive Offices:
                       c/o Morgan Stanley Asset Management
                       1221 Avenue of the Americas
                       New York, NY  l0020

Item 2(a)      Name of Person Filing:
                       (i)  President and Fellows of Harvard College ("P&F")

                       (ii)  The Harvard University Master Trust Fund ("HUMT")

        2(b)   Address of Principal Business Office or, if none, Residence:
                       (i) P&F: c/o Harvard Management Company, Inc. 600 Atlantic Avenue
                                    Boston, MA  02210

                      (ii) HUMT:    1350 Massachusetts Avenue
                                    Holyoke Center, Room 340
                                    Cambridge, MA 02138

        2(c)   Citizenship:
                       (i)      P&F:  Massachusetts
                       (ii)     HUMT:  Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       560905101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b): The entities filing are a Group in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4         Ownership:

  4(a)         Amount beneficially owned:
                       (i)      P&F:  760,319 shares
                       (ii)     HUMT:  21,500 shares



                                Page 4 of 7 Pages

        4(b)   Percent of Class:
                       (i)      P&F:  7.8%
                       (ii)     HUMT:  0.2%

        4(c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)      P&F:  760,319 shares
                       (ii)     HUMT:  21,500 shares

               (ii) shared power to vote or to direct the vote:
                                ---------

               (iii) sole power to dispose or to direct the disposition of:
                       (i)      P&F:  760,319 shares
                       (ii)     HUMT:  21,500 shares

               (iv) shared power to dispose or to direct the disposition of:
                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8        Identification and Classification of Members of the Group:
                       See Exhibit A.

Item 9        Notice of Dissolution of Group:
                       Not Applicable.



                                Page 5 of 7 Pages

Item 10  Certification:

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By: /s/ Verne O. Sedlacek
                                           -------------------------------------
                                           Name:  Verne O. Sedlacek
                                           Title:    Authorized Signatory


                                        THE HARVARD UNIVERSITY MASTER TRUST FUND


                                        By: /s/ Verne O. Sedlacek
                                            ------------------------------------
                                            Name:  Verne O. Sedlacek
                                            Title:    Authorized Signatory


February 12, 1997




                                Page 6 of 7 Pages

                                    Exhibit A


               Member of Group                             Item 3 Classification
               --------------                              ---------------------

(1)            President and Fellows of Harvard College           EP

(2)            The Harvard University Master Trust Fund           EP



                                Page 7 of 7 Pages